                                                                    Exhibit 10.6

  Confidential materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omission.


                              AMENDED AND RESTATED
                        SPLITROCK FULL SERVICE AGREEMENT

                                 BY AND BETWEEN

                       PRODIGY COMMUNICATIONS CORPORATION

                                      AND

                            SPLITROCK SERVICES, INC.

                         DATED AS OF FEBRUARY 16, 2000

                               TABLE OF CONTENTS
                               -----------------

                                                                    Page
                                                                    ----
PART 1 -- GENERAL...................................................   4
     1.1   Definitions..............................................   4
     1.2   Agreement Structure......................................   5
     1.3   Electronic Communications................................   6
     1.4   Prices...................................................   6
     1.5   Payment and Taxes........................................   7
     1.6   Patents and Copyrights...................................   7
     1.7   Limitation of Liability..................................   8
     1.8   Your Additional Rights...................................   9
     1.9   Changes to and Termination of Services...................   9
     1.10  Geographic Scope.........................................   9
     1.11  Governing Law............................................  10
     1.12  Notice...................................................  10
     1.13  Term.....................................................  10
     1.14  Financial Covenants......................................  10
     1.15  Headings.................................................  12
PART 2 -- RESPONSIBILITIES OF THE PARTIES...........................  12
     2.1   Mutual Responsibilities..................................  12
     2.2   Our Other Responsibilities...............................  13
     2.3   Your Other Responsibilities..............................  13
PART 3 -- WARRANTIES................................................  15
     3.1   Warranty for Service.....................................  15
     3.2   Items Not Covered by Warranty............................  16
PART 4 -- EQUIPMENT PROVIDED BY SPLITROCK...........................  16
PART 5 -- CONFIDENTIALITY...........................................  16
PART 6 -- SPLITROCK SERVICES........................................  18
     6.1    Description.............................................  18
           6.1.1 Dial Access Network................................  18
           6.1.2 ATM Backbone Network...............................  20

                                                                   Page
                                                                   ----

           6.1.3    Regional Servers...............................  21
           6.1.4    Network Management and Proxy Servers...........  21
      6.2  Service Level Objectives................................  22
           6.2.1    Site Dial Grade of Service (SDGS) Objective....  22
           6.2.2    Availability Objectives........................  23
           6.2.3    Transit Delay..................................  25
      6.3  Our Other Responsibilities..............................  25
      6.4  Your Other Responsibilities.............................  26
      6.5  Charges.................................................  27
           6.5.1    Monthly Usage Charges (SDGS) Objective.........  27
           6.5.2    Other Monthly Charges..........................  28
           6.5.3    Payment Terms..................................  28
           6.5.4    Global Service Provider........................  29
      6.6  Forecasts...............................................  31
      6.7  Changes and Default.....................................  32
           6.7.1    Undesirable Conditions.........................  32
           6.7.2    System Wide Failure............................  33
           6.7.3    Financial Related Defaults.....................  33
           6.7.4    Default (other than for Sections 6.7.1,
                      6.7.2 or 6.7.3)..............................  34
      6.8  Other Terms.............................................  35
      6.9  Auditing Procedures.....................................  35
      6.10 Primary Provider........................................  35
      6.11 Additional Services and Products........................  36
      6.12 Alternative Dispute Resolution..........................  36
PART  7 -- MISCELLANEOUS...........................................  37
      7.1  Publicity...............................................  37
      7.2  Amendment...............................................  37
      7.3  Counterparts............................................  38
      7.4  Entire Agreement........................................  38
APPENDIX A-1.......................................................  39

                             AMENDED AND RESTATED
                       SPLITROCK FULL SERVICE AGREEMENT

                                   PREAMBLE


     THIS AMENDED AND RESTATED SPLITROCK FULL SERVICE AGREEMENT, dated as of February 16, 2000 (the "Agreement") is made by and between Prodigy Communications Corporation ("Prodigy") and Splitrock Services, Inc. ("Splitrock"), a Delaware corporation, and shall become effective as of January 1, 2000.

     WHEREAS, pursuant to that certain Full Service Agreement, dated June 24, 1997, and thereafter amended May 18, 1999, by and between Prodigy and Splitrock, as amended, the "Full Service Agreement", Splitrock acts as the primary provider of network services to Prodigy on the terms and conditions set forth therein;

     WHEREAS, Prodigy and Splitrock desire to amend and restate the Full Service Agreement as set forth herein;

References throughout this Agreement to "you" and "your" mean Prodigy; and references to "we", "us" and "our" mean Splitrock and its assignees. References throughout this Agreement to "party" or "parties" mean either Prodigy or Splitrock, as the context requires and unless otherwise defined except that "third party" means anyone other than a "party". Reference is made to that certain Definitive Agreement, dated as of June 24, 1997, and that certain Transition Services Agreement between the parties dated June 24, 1997 ("Transition Services Agreement") and that certain Sublease Agreement dated as of June 24, 1997 ("Sublease Agreement") each by and between Prodigy and Splitrock.

                                   AGREEMENT

The parties hereto agree that the following provisions of this Agreement shall be effective at 12:0l am (New York time) July 1, 1997: Part 1, Part 2, Part 5, and Sections 6.5, 6.10, 6.11 and 6.12 and all other rights and obligations of the Company and Provider herein shall only become effective as of the end of the Transition Period (as hereinafter defined).

PART 1 - GENERAL
-------------------------------------------------------------------------------

1.1  DEFINITIONS
     -----------

     "Equipment" is a machine, including its features, conversions, upgrades, elements, or accessories, or any combination of them. The term "Equipment" includes Splitrock Equipment and any non-Splitrock Equipment we provide to you, but excludes Programs.

     "Materials" are work products (such as programs, program listings, programming tools, documentation, reports, and drawings) that we may deliver to you during a project. The term "Materials" does not include Programs.

     "Product" is a Program or Equipment.

     "Program" is the following, including features and any whole or partial copies:

          1.   machine-readable instructions;
          2.   a collection of machine-readable data, such as a data base; and
          3. related licensed materials, including documentation and listings, in any form.

          The term "Program" includes a Splitrock Program and any non-Splitrock Program that we may provide to you. The term does not include licensed internal code or Materials.

     "Services" as used herein describes the network services (not to include satellite) we will provide, as more particularly described in Section 6.1. In addition, any new service you request or additional service you request, not already contemplated by this Agreement, and that we agree to provide is not the subject of this Agreement until the terms, conditions and prices of such service shall be confirmed in Transaction Documents. In addition, Services provided to you hereunder shall include reports, surveys and analysis reasonably required to fulfill the purposes of this Agreement, and shall not be subject to any additional charge.

     "Subscriber" is any user authorized to access basic Prodigy Classic or basic Prodigy Internet (as they currently exist), regardless of whether such user actually uses your services in any month or regardless of whether or not you receive payment from that user.

     "Subscriber Count" shall mean the total number of Subscribers, subject to the limitations in this definitional paragraph. For Prodigy Classic, multiple User Identifications associated with one Subscriber will count as one Subscriber in the Subscriber Count. For Prodigy Internet, multiple User Identifications associated with one Subscriber will count as one Subscriber in the Subscriber Count, provided only one such User Identification per Subscriber can access the Service at any one time. A Subscriber to both Prodigy Classic and Prodigy Internet under the "Prodigy Combo Plan" will count as one Subscriber in the Subscriber Count. Any Subscriber who is not capable of accessing the Service shall not be counted in the Subscriber Count.

     "System" is the Services and Products we provide together under this Agreement that we identify to you as a System, which identification is in writing.

     "Transition Period" is the period from July 1, 1997 until the earlier of
     (i) December 31, 1997 or (ii) on the effective date of a notice from Provider stating that it intends to terminate the Transition Services Agreement which effective date may only be the last day of a calendar month.

     "User Identification" is a code or codes which enable authorization or access to programs, data or equipment through a Service.

1.2  AGREEMENT STRUCTURE
     -------------------

     Attachments
     -----------

     Some Services and Products have terms in addition to those we specify in this Agreement. We will provide the additional terms in documents called "Attachments," which are also part of this Agreement.

     Transaction Documents
     ---------------------

     For each business transaction, we will provide to you the appropriate "Transaction Documents" before the transaction occurs that confirm the details of the transaction, which Transaction Documents shall not be effective against or in favor of either party, unless and until each party agrees to each appropriate set of Transition Documents in writing.

     Conflicting Terms
     -----------------

     If there is a conflict among the terms in the various documents, those of an Attachment prevail over those of this Agreement. The terms of a Transaction Document prevail over those of both the Attachments and this Agreement.

     Your Order
     ----------

     You may order a Service or Product in writing, including a request written on paper and delivered to us and a request sent via facsimile to us.

     Our Acceptance of Your Order
     ----------------------------

     A Service or Product becomes subject to this Agreement when we accept your order by sending you a Transaction Document which accepts expressly and precisely the terms of the order.

     Your Acceptance of Additional Terms
     -----------------------------------

     You accept the additional terms in an Attachment or Transaction Document by signing it.

1.3  ELECTRONIC COMMUNICATIONS
     -------------------------

     You and we may communicate with the other by electronic means for information purposes only, such as through electronic or Prodigy Mail. Any electronic communication must be followed by written confirmation or telecopied in order to be binding on either party. Documents which include handwritten signatures may be transmitted by telecopier, and shall be deemed binding without the need for original signatures. Nevertheless, original signature copies are preferred.

1.4  PRICES
     ------

     The following are the bases on which we may require the amount payable for a Service or Product to be paid, with an example of each:

     1.   one-time (Service installation charges);

     2.   recurring (a periodic charge for Services);

     3. a combination of both (an initial charge and a monthly license charge for a Program); or

     4.   usage (network traffic charges).

     We will specify the amount and basis for the particular Service or Product. If additional Products or Services are added, the prices will be set forth in a Transaction Document. Except as herein provided specifically, no additional charges shall be imposed or incurred for Services which we are obligated to provide under this Agreement.

1.5  PAYMENT AND TAXES
     -----------------

     You shall pay:

     1.   usage and recurring charges according to Section 6.5.

     2.   all other charges when or after you incur them.

     Amounts due are payable as we specify in the invoice which invoice shall be consistent with the conflict hierarchy set forth in Section 1.2, Conflicting Terms, or, with respect to dial up network services, as provided in Section 6.5. You agree to pay accordingly. You agree to pay any tax on the Services we provide to you. You are responsible for personal property taxes for each Product that you purchase and each Program that you license from the date we ship it to you or otherwise make it available to you. "Taxes" as used in this Agreement shall not include any FCC charges or other charges payable to any government organization other than a taxing authority, all of which we shall pay.

1.6  PATENTS AND COPYRIGHTS
     ----------------------

     For purposes of this Section only, the term "Product" includes Materials alone or in combination with Products we provide to you as a System.

     If a third party claims that a Product we provide to you infringes that party's patent or copyright, we will defend you against that claim at our expense and pay all costs, damages, and attorney's fees that a court finally awards, provided that you:

     1.   promptly notify us in writing of the claim; and

     2. allow us to control, and cooperate with us in, the defense and any related settlement negotiations. At your option and at your cost, you may retain counsel to advise you as you work with us.

     If such a claim is made or appears likely to be made, we will take reasonable steps, and you agree to permit us to do so, to enable you to continue to use the Product, or to modify it, or replace it with one that is at least functionally equivalent. If we determine that none of these alternatives is reasonably available, you agree to return the Product to us on our written request and we may terminate the affected Service at no further charge to you, in which case we will refund to you the unused prorata portion of any advance payments for the Service and/or the Product.

     YOU AGREE THAT YOUR RIGHTS, AS PROVIDED BY THIS SECTION 1.6, REGARDING ANY CLAIM OF INFRINGEMENT ARE LIMITED AND THE REMEDIES IN THIS SECTION WILL BE YOUR SOLE AND EXCLUSIVE REMEDY FOR ANY SUCH CLAIM.

     Notice of Infringement
     ----------------------

     All notices of patent or copyright infringement permitted or required by this Agreement will be in writing and will take effect upon receipt.

     Claims for Which We are Not Responsible
     ---------------------------------------

     We have no obligation regarding any claim to the extent it is based on any of the following:

     1. your modification of a Product, or a Program's use with equipment and programs other than the Equipment and Programs with which the Program is designed to operate:

     2. the combination, operation, or use of a Product with any product, data, or apparatus that we did not provide unless we had written notice and acknowledged in writing receipt of notice that the intended use of the Product was for a use with a product, data, or apparatus we did not provide; or

     3. infringement by a non-Splitrock Product alone, as opposed to its combination with Products we provide to you as a System.

1.7  LIMITATION OF LIABILITY
     -----------------------

     Circumstances may arise where, because of a default on our part or other liability, you are entitled to recover damages from us. In each such instance, regardless of the basis on which such party is entitled to claim damages, we are liable only for:

     1. payments referred to in our patent and copyright terms described above;

     2. bodily injury (including death), and damage to real property and tangible personal property; and

     3. the amount of any other actual loss or damage, in excess of $100,000 or the charges (if recurring or usage, 12 months' charges apply) for the Service or Product that is the subject of the claim.

          This limit also applies to any of our subcontractors, agents and Program developers. It is the maximum for which we, our subcontractors, agents and program developers are collectively responsible.

     Items for Which Neither Party is Liable
     ---------------------------------------

     Under no circumstances are either party or its subcontractors, agents or Program developers liable for any of the following:

     1. third-party claims against the other party for losses or damages (other than those under the first two items listed in 1.7 above) except for willful acts or acts of gross negligence;

     2. loss of, or damage to, records or data except for any actual loss or damage willfully and intentionally caused by the other party or caused by gross negligence, subject to the limitation contained in Section 1.7(3) above; or

     3. economic consequential damages (including lost profits or savings) or incidental damages, even if either party is informed of their possibility.

     EACH PARTY AGREES THAT ITS RIGHTS ARE LIMITED BY THIS SECTION 1.7, THAT THE LIMITATIONS PROVIDED HEREIN ARE FAIR AND EQUITABLE, AND EACH PARTY HEREBY WAIVES ANY RIGHT OR REMEDY IT MAY HAVE FOR THE RECOVERY OF ANY OTHER DAMAGES.

1.8  YOUR ADDITIONAL RIGHTS
     ----------------------

     You may have additional rights under certain laws (such as consumer laws) which do not allow the exclusion of implied warranties, or the exclusion or limitation of certain damages. If these laws apply, our exclusions or limitations may not apply to you.

1.9  CHANGES TO AND TERMINATION OF SERVICES
     --------------------------------------

     If a third party claims that a Product we provide as part of a Service infringes a patent or copyright, we reserve the right to first substitute a different Product, or alternatively to terminate the Service effective immediately.

1.10 GEOGRAPHIC SCOPE
     ----------------

     All of your rights, all our obligations, and all licenses are valid only in the United States, including Hawaii and Alaska.

1.11 GOVERNING LAW
     -------------

     This Agreement shall be governed by and interpreted under the laws of, any action shall be brought in the state or federal courts located in, and any arbitration proceeding shall be located in, the domicile of the party who is an initial defendant or the party upon whom an initial demand for arbitration is served.

1.12 NOTICE
     ------

     All notices permitted or required by this Agreement will be sent to the following address and will take effect upon receipt:

          Prodigy Communications Corporation
          44 S. Broadway
          White Plains, New York  10601
          Attention:  President


          Splitrock Services, Inc.
          9012 New Trails Drive
          The Woodlands, Texas  77381
          Attention:  President

1.13 TERM
     ----

     The initial term of this Agreement shall be for a period of 54 months ("Initial Term") commencing on July 1, 1997 and continuing through December 31, 2001; provided, however, that the term of this Agreement shall be automatically extended for one year on December 31, 2001 and on each December 31 thereafter unless either party shall have given written notice to the other at least one year prior thereto that the term of this Agreement shall not be so extended.

1.14 FINANCIAL COVENANTS
     -------------------

     From the date hereof until June 30, 1999, we covenant and agree that we will:

     1.  Financial and Other Information

         (a) Annual Financial Reports. Furnish you not later than 90 days after the close of each 1997 and 1998 calendar year a balance sheet as of December 31, 1997 and December 31, 1998, statements of operations and statements of cash flows for the period from inception through each applicable period, and such other comments and financial details as are usually included in similar financial statements. Such financial statements shall be prepared in accordance with generally accepted accounting principles and shall be audited by independent certified public accountants of recognized standing selected by us and shall contain unqualified opinions as to the fairness of the statements therein contained, shall be unqualified in all other respects, and shall not contain any explanatory language which makes reference to uncertainties such as: (i) going concern,
     (ii) litigation or (iii) any other potential liabilities or impairment of our assets.

          (b) Quarterly Financial Statements. Furnish you not later than 45 days after the close of each calendar quarter through June 30, 1999, beginning with the quarter commencing July 1, 1997, financial statements containing our balance sheet as of the end of such period and statements of operations and cash flows up to the end of such period. These statements shall be prepared on a basis consistent with our normal accounting practices and the accuracy of the statements shall be certified as true by our chief executive or financial officer.

          (c) Payables. Furnish you not later than 45 days after the close of each calendar quarter through June 30, 1999, beginning with the quarter commencing July 1, 1997, a total of amounts which are due and payable and have not been paid by their contractual due date, and a list of each creditor to which payments over $25,000 are due.

          (d) Taxes. Pay promptly and within the time that they can be paid without interest or penalty, all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon us, except to the extent being contested in good faith and furnish you evidence of such payment on a quarterly basis within 45 days after the close of each calendar quarter through June 30, 1999.

          (e) Liens and Litigation. Through June 30, 1999, furnish you within ten days of receipt of notice of any lien or lawsuit which is threatened or pending against us and which involves a claim in excess of $100,000.

          (f) Projections. Thirty days after we have received your forecasts referenced in Section 6.6 hereof for each applicable quarter, we will provide you with plans and projections for income, expenses, capital receipt and expenditure, for the immediately succeeding fifteen (15) month period. Included with the statements to be provided quarterly pursuant to
     Section 1.14 (a)-(e) hereof, we shall also provide you with evidence of our results as compared to past projections, which shall also be certified as true by our chief executive or financial officer.

     2. Insurance. Maintain valid and effective insurance policies that cover our properties and risks of the business in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to ours and furnish you not later than 45 days after the close of each calendar quarter through June 30, 1999, beginning with the quarter commencing July 1, 1997, certificates evidencing such insurance. After you receive such certificate, you may request that we obtain additional coverage, consistent with reasonable business practices, which we shall obtain,.

     3.  [INTENTIONALLY DELETED]

     4. Continuing Annual and Quarterly Reporting. The financial reporting requirements of subsection 1.(a) and (b) hereof shall continue after June 30, 1999 if, at that time, our cash plus past due accounts receivable from you less past due accounts payable less debt other than capital leases is an amount less than $5,000,000.


1.15 HEADINGS  The headings contained herein are inserted for convenience of
     --------
     reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

PART 2 - RESPONSIBILITIES OF THE PARTIES
-------------------------------------------------------------------------------

2.1  MUTUAL RESPONSIBILITIES
     -----------------------

     You and we agree that under this Agreement:

     1. neither party grants the other the right to use its trademarks, trade names, or other designation in any promotion or publication;

     2. all information exchanged by both parties is nonconfidential unless such information is conspicuously marked as confidential. Part 5 of this Agreement describes confidentiality and our responsibilities for handling data and information you transmit using the Services;

     3. each party grants the other only the licenses specified. No other licenses (including licenses under patents) are granted;

     4. each party will promptly notify the other if it becomes aware of any unsafe conditions or hazardous materials to which the other's personnel would be exposed at any of its facilities;

     5. NEITHER PARTY WILL BRING A LEGAL ACTION MORE THAN TWO YEARS AFTER THE CAUSE OF ACTION AROSE UNLESS SUCH CLAIM IS AS A RESULT OF A THIRD PARTY CLAIM, IN WHICH EVENT THE TWO YEAR PROVISION SHALL NOT APPLY; and

     6. neither party is responsible for failure to fulfill its obligations (other than payment obligations) due to causes beyond its reasonable control, including without limitation, acts of God, war, riots, blockades, insurrections, labor disputes, lockouts, earthquakes, fires, storms, lightning, power failures, floods, natural disasters, accidents, new or changed governmental regulations or laws, or other similar events beyond the reasonable control of the party relying on this provision of the Agreement ("Force Majeure").

2.2  OUR OTHER RESPONSIBILITIES
     --------------------------

     We will:

     1. comply with all applicable laws regulations or conventions including those related to data privacy, international communications, and exportation of technical or personal data. You are responsible for obtaining all necessary governmental regulatory or statutory approvals for the offering of your services;

     2. not assign, or otherwise transfer, this Agreement, or our rights or obligations under it, or delegate our rights or your obligations, other than to an affiliate, without your prior written consent which consent will not be unreasonably withheld, provided, however, that we will be able, without your consent, to assign any rights and delegate any duties contained in this Agreement to any entity into which we may be merged or consolidate or which purchases all or substantially all of our assets.

     3. obtain install and maintain suitable equipment as necessary to provide the Services to you;

     4. fulfill all regular activity and performance reporting and analysis, including service disruption analysis, periodic audits, and attend and participate actively in monthly status meetings which shall be held no less frequently than monthly between the parties; and

     5. be responsible for data, programs or other material that we provide for use with the Service.

2.3  YOUR OTHER RESPONSIBILITIES
     ---------------------------

     You agree:

     1. not to resell any Service, without our prior written consent, and any attempt to do so is void. We expressly consent to your selling other versions of your service at the retail level, but you may not wholesale or resell our Service.

     2. not to assign, or otherwise transfer, this Agreement or your rights under it, or delegate your rights without our prior written consent, which consent will not be unreasonably withheld, provided however, that you will be able, without our consent, to assign this Agreement or to assign any rights or delegate any duties contained in this Agreement to Prodigy Communications Limited Partnership (an operating limited partnership of Prodigy Communication Corporation and SBC Communications, Inc.) an affiliate of yours.

     3. to allow us to install mandatory engineering changes (such as those required for safety) on Equipment.

     4. that you are responsible for the results obtained from the use of the Services and Products.

     5. to provide us with sufficient, and safe access to your facilities for us to fulfill our obligations during reasonable hours and under such conditions as you may reasonably impose.

     6. to control and be responsible for issuance of User Identifications and their distribution to Subscribers.

     7. to comply with all applicable laws, regulations or conventions including those related to data privacy, international communications, and exportation of technical or personal data. You are responsible for obtaining all necessary governmental, regulatory, or statutory approvals for your use of the Services.

     8. to provide us terminal access to your network management system so that we can determine the operating status of each modem and component.

     9. to be responsible for data, programs, or other material that you provide for use with a Service.

     10. that we have no liability to those whom you authorize to access a Service.

     11. that we are not responsible for any data, or text, including the content, and including its accuracy, which is received, routed or sent as a result of the Services we provide hereunder.

     12. that we are free to enter into any agreements with third parties that are similar or dissimilar to this Agreement without your consent or approval.

     13. to take reasonably necessary actions to reduce network demand, including without limitation, ensuring that all timed-out features are fully effective and operating, performing routine and aggressive audits of network services to eliminate "fraud", and encouraging Subscribers to read and compose e-mail offline.

     14. to terminate all Services related to Prodigy Classic no later than December 31, 1998. Upon the termination of all such Services, any and all provisions contained herein relating specifically to Prodigy Classic, including but not limited to the definition of a Prodigy Classic Subscriber and the operation and maintenance of Prodigy Classic related equipment, shall terminate.


PART 3 - WARRANTIES
--------------------------------------------------------------------------------

3.1  WARRANTY FOR SERVICES
     ---------------------

     For each Service, we warrant that we will perform it:

     1.   in a workmanlike manner consistent with industry standards,

     2. according to its current description contained in this Agreement, an Attachment, or a Transaction Document, and

     3. in a manner so that the Service and the network shall be compatible with your equipment.

     OTHER THAN AS EXPRESSLY PROVIDED HEREIN, WE DISCLAIM ALL WARRANTIES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

3.2  ITEMS NOT COVERED BY WARRANTY
     -----------------------------

     We do not warrant uninterrupted or error-free operation of a Service or Product.

     We will specifically identify our Services and Products that have a warranty, other than as described in this Part 3, and the terms of that warranty.

     Unless we specify otherwise, as set forth in this Agreement, including
     Section 3.1, we provide Materials, non-Splitrock Services and non-Splitrock Products on an "AS IS" basis without any warranty from us. However, non-Splitrock manufacturers, suppliers, or publishers may provide their own warranties to you.


PART 4 - EQUIPMENT PROVIDED BY SPLITROCK
--------------------------------------------------------------------------------

     We may provide Equipment to be installed on your premises for the purpose of providing a Service. The Equipment is and will remain our asset or that of our lessor, and will not become a fixture or realty.

     Certain Equipment may contain licensed internal code. We will identify this Equipment to you.

     No right, title, or interest in or to the Equipment, or licensed internal code associated with it, or any related planning information, is conveyed to you. However, we will use such Equipment to provide Services to you.


PART 5 - CONFIDENTIALITY
--------------------------------------------------------------------------------

     We agree not to disclose your confidential information, including programs and data transmitted using the Services and usage forecasts as described in section 6.6, nor shall we disclose your customer's private information, such as name, address, credit card or other information which may be transmitted using the Service. However, we have no obligation of confidentiality relating to your information which is not confidential or which you do not conspicuously mark as confidential. We acknowledge that all of your customer information, and information about your individual customers is confidential. Information that is not confidential includes information which is:

     1. either currently publicly available or becomes publicly available in the future without our breach of any obligation or responsibility described in this Agreement;

     2. rightfully received by either you or us from a third party, where the information was received without any obligation of confidentiality associated with it;

     3.   already in our possession without an obligation of confidentiality;

     4.   independently developed by us;

     5.   approved for disclosure by you; or

     6.   treated by you as nonconfidential.

     We also have no liability for any disclosure of information that occurs as the result of our delivery of your information, at your direction and to a recipient you designate, when the delivery is made in the normal course of Service provision (for example, to an incorrect delivery address provided by you to us). We may disclose information to the extent required by law, but will give you as much advance notice of such potential disclosure as reasonably possible.

     Handling of your information
     ----------------------------

     We will handle your information marked confidential in a confidential manner, and you will not permit our confidentially marked information to be disclosed.

     You are responsible to develop and maintain procedures (apart from the Services) to protect your information.

     We will allow you to audit our security procedures to ensure that they are reasonable and customary, and will notify you of any material security breach that affects the Services. You agree that any information regarding our security systems will be our confidential information.

     For the purposes of operation and maintenance, we may use, copy, store, and distribute internally your information but only to the extent necessary for such operation and maintenance. We shall have no such rights with respect to your customer information, or with respect to information about your customers. We agree not to reverse assemble or reverse compile your information. We will use reasonable procedures, but we do not guarantee that these procedures will prevent the loss of, alteration of, or improper access to, your information. You agree that access to your information will not prohibit or prevent us from developing or marketing any Service or Product.

     For transmission carried over interexchange carriers' and local exchange carriers' facilities, we are not responsible for transmission errors, or corruption or security of data.


PART 6 - SPLITROCK SERVICES
--------------------------------------------------------------------------------

6.1  DESCRIPTION
     -----------
     We will provide you network services consisting of the following components:

     .    Dial access network as described in Section 6.1.1
     .    ATM backbone network as described in Section 6.1.2
     .    Regional Servers connectivity as described in 6.1.3
     .    Network Management and Proxy Servers as described in Section 6.1.4

     6.1.1  Dial Access Network
            -------------------

     We will provide to you dial access for data transport for your Subscribers as described in this Agreement as a "Service". We will provide this Service to you in all locations in which, on the effective date of this Agreement, such dial access service already exists. You agree to provide to us a list of current dial access locations, which list shall be Appendix "A" to this Agreement. Effective March 15, 2000 or at such time within 60 days thereof as may be agreed upon, the Service provided at dial access locations identified on Appendix "A-1" will be discontinued.

     We may substitute a new site for an existing location upon 30 days prior notice of change, with 60 days simultaneous usage. You may request new sites to exceed an 80% coverage, by population, for local dial access; but we will not be obligated to provide dial access Service in any new dial access location with usage in any month of less than 5,000 dial hours unless we review the location for the new site and approve the creation of a new site at such location, in our sole discretion. We can modify the site coverage only with your permission, unless the modification is for a substitution of existing coverage, in which case we do not need your permission. Any new sites added by us for Services will be available to you if you choose to use them.

     The data traffic dial access Service shall include the receipt of inbound data dial traffic from your Subscribers and the muting of such traffic to another Subscriber, to a proxy server, to a regional server, to your data center at Yorktown or to the selected Internet Network Access Points ("NAP"). We will not support initiating a call to another Subscriber's telephone.

     We shall, in our sole discretion, decide the number of dial ports we provide to serve each site, as well as the method we use to provide Service to each site provided the grades and standards of service as set forth in this Agreement are met. Examples of methods we may use to provide this Service include:

     .    a physical site presence with modem ports; or
     .    a virtual presence using call forwarding or a foreign exchange.

     All new access equipment provided by us will have speed capacity with respect to backbone access, and with respect to Subscriber access, consistent with the service that can and will be provided from that site. For example, we will not install equipment with a speed higher than the existing line infrastructure can support, except we acknowledge that we shall install 56K capable bps modems, although current FCC regulations prohibit transmission at speeds in excess of 53K bps, and, other conditions beyond our control may decrease the actual connection speed.

     Specifically identified protocols to be supported include Serial Line Internet protocol (SLIP), Prodigy Link Level Protocol (PLLP), and Point-to-Point Protocol (PPP).

     We shall be responsible for.

     . inbound communication facilities (such as hunt groups, measured business lines or DID trunks);
     .    modem hardware including ports and chassis; and
     . network equipment and communications facilities to transport traffic from our dial site to other sites, to your data center at Yorktown and the seven NAPS.

     We shall transport the dial data traffic to you via TCP/IP over ATM. We will not change the terms or conditions of a Service without your approval, which you agree will not be unreasonably withheld.

     6.1.2  ATM Backbone Network
            --------------------

     The Splitrock ATM backbone network will be operational on or before December 31, 1997 and will be based on the Yurie LDR200/50 ATM switches or similar ATM switches. This network is based on ATM switches, supporting TCP/IP protocol for Prodigy Classic and Prodigy Internet services. Prodigy Classic transmission which requires SNA will be encapsulated as TCP/IP. Each dial access site will be upgraded with a LDR200, LDR50 or similar ATM switch. A backbone transmission facility based on ATM protocol will interconnect the dial access sites to Yorktown, New York. Since the Yurie ATM switches use standard ATM protocol, the interconnections can be a mixture of FT1, T1, T3 and OC-3 or publicly available switched ATM services.

     Effective July 1, 1997 but subject to the Transition Services Agreement, we shall also provide, maintain and manage sufficient bandwith connections to Yorktown, New York to support the Service Level Objectives in Section 6.2. The transmission facilities may be DS-3, OC-3 or other appropriate transmission services available at the time. The transmission facilities will be terminated by a LDR200 and Centillion C100 combination or equivalent provided by us at your Yorktown facility. The transmission facilities will be diversely routed and fully separated and connect to you via selected routers. The two Splitrock C100s will connect to existing Prodigy 6611 or equivalent routers, which support the Prodigy internal LAN at Yorktown.

     The Equipment we provide at Yorktown will be installed on your premises solely for our use in providing our Services. This Equipment is provided under the terms specified in the Section "Equipment We Provide."

     In addition, at locations selected by us agreed, we will provide interconnection of the network to the Internet via DS3 to suitable NAPS. This will provide bandwith between the NAP and Yorktown as well as between the NAP and the dial up user. We will have the sole right to select the choice of the NAP provider at each location. You will be responsible for complying with all protocol requirements for layer 3 and above as set forth by the NAP providers that we select.

     6.1.3  Regional Servers
            ----------------

     You may provide, maintain and manage regional servers at sites determined by you which are to be geographically dispersed and co-located at our network hub sites; such equipment is limited to that which may only be installed in one standard 19" rack per site ("Regional Servers"). You shall provide, maintain and manage diagnostic equipment, connection equipment that you may use to connect to us and associated analog phone lines which you may use to manage your Regional Servers. In addition, you shall provide the electric power cables and the equipment connection cables for the equipment you provide, including those cables, required to connect your equipment to our network equipment. You also agree to comply with all safety requirements at each site. Each Regional Server will be EtherNet connected to our network. Neither we nor any other customer of ours shall use your Regional Servers for any purpose except to support Prodigy Classic and Prodigy Internet. We shall provide you with access to our sites for purposes of maintaining, upgrading and servicing these Regional Servers at no additional cost to you.

     You are responsible for separately procuring from us the upstream connection from the Regional Server. The upstream connection is defined as the network facilities used to transport traffic from the Regional Server to locations other than the source dial node (such as Yorktown or the Internet). Cost for such services will be as provided in Section 6.5.2 section 2 of this Agreement

     The Regional Servers will not be included in the service level objectives, as provided in Section 6.2.

     6.1.4   Network Management and Proxy Servers
             ------------------------------------

     Network Management
     ------------------

     We will maintain TINA until we replace it with a new network management system which encompasses all TINA functions. You will make available to us the mainframe computer resources necessary to run TINA for the purpose of managing the network at no cost to us. We will provide you read only terminal access to TINA and any other network management system used by us so that you can determine the operational status of any modem or network component.

     Proxy Servers
     -------------

     We will assume your existing Unix servers and all hardware and software maintenance costs as they directly relate to proxy functions. These servers will be placed at our hub and peering sites. We will also provide for a fee additional new Unix based servers at hub sites when needed and requested by you. Unix based servers will not be supported at all POP sites.

     We intend to use Windows NT based servers for the POP sites and for future hub sites for the proxy server functions.

6.2  SERVICE LEVEL OBJECTIVES
     ------------------------

     We will have four service level objectives for both Prodigy Internet and Prodigy Classic:

     1. Site Dial Grade of Service (SDGS) objective of P.01 during the peak or busiest hours of the day (We will use your algorithms in effect as of June 23, 1997 for purposes of measuring the SDGS and Grade of Service);

     2.  Site System Availability (SSA) objective of 99.5%;

     3.  Overall System Availability (OSA) objective of 99.5%; and

     4. Transit Delay (TD) objective average of 100 milliseconds or less 95% of the time and 150 milliseconds or less 99% of the time, however, TD objective average for Alaska and Hawaii is 300 milliseconds. (We will use your algorithms in effect as of June 23, 1997 for purposes of measuring the TD and Grade of Service)

     NOTE: A P.01 Grade of Service means that no more than 1% of calls are denied access during the peak busy hour of the weekly measured period. A
     P.03 Grade of Service means that no more than 3% of calls are denied access during the peak busy hour of the weekly measured period.

     We shall measure each of the objectives, other than SDGS, on a monthly basis and shall provide you with a report of such measured objectives by the 10th business day of the following month, unless otherwise agreed between the parties.

     6.2.1  Site Dial Grade of Service (SDGS) Objective
            -------------------------------------------

     We shall measure and report the weekly Site Dial Grade of Service for each site. If the SDGS, measured weekly, falls below P.03 for a site in two consecutive weeks, we shall have four additional weeks to improve the performance. If, during this four week period, the measured SDGS is not improved above P.03 with the intent to meet the P.01 objective, then we shall provide you a credit of $1,500.00 for each four week period thereafter for that site until such time as the measured SDGS is improved above P.03.

     Except for your right of termination as provided for in Section 6.7.1, this is your sole remedy for our failure to meet the SDGS objective.

     Grade of Service reductions which are caused by, related to or extended as a result of your actions, or Force Majeure shall not be considered in the estimation of the monthly SDGS.

     Should you supply an invalid forecast (see Section "Forecasts"), then the SDGS objective will not be applicable for that period.

     6.2.2  Availability Objectives
            -----------------------

     The components of the availability objective calculations shall include the components provided by us. The OSA rate and the SSA rate shall be represented as a percentage of the time the components are actually available, as compared to the scheduled time of availability.

     The SSA shall be defined as the monthly availability of the Service components for a single site including the modem and server components at the site, and network connections from the site to Yorktown. We shall measure and report the monthly site availability, and deliver such report to you no later than the 10th business day after the month of testing.

     We will measure and report site availability by sending a 56 byte message, called a sample ping, to the modem chassis and to the servers from a Splitrock network monitor in Yorktown on a periodic basis, but no less than every 10 minutes. The ping sampling interval is subject to change over time but in no event shall it be more than 30 minute intervals. If a positive response is received to the ping, then the site is considered available for that ping period. We will issue one retry (or effectively do the retry using another function) if an initial negative response is received. If a positive response is received on the retry then the site is considered available for that ping period. If a negative response is received from the initial ping and the retry, then the site is considered unavailable for that ping period.

     The SSA rate calculation shall be:

     .    the Total Scheduled Minutes of Availability for the site;
     .    minus the Total Unscheduled Outage Minutes for the site;
     .    divided by the Total Scheduled Minutes of Availability for the site.

(Total Scheduled Minutes of Availability)-(Total Unscheduled Outage Minutes)
----------------------------------------------------------------------------

     (Total Scheduled Minutes of Availability)

          The Total Scheduled Minutes of Availability for a site is defined as the total minutes in the measurement time period minus the total minutes of outages which are not due to unscheduled outages during the measurement time period.

          Total Unscheduled Outage Minutes include outages due to telecommunication facilities (carrier outages), loss of electrical power, hardware, operations, software and design problems except for:

          1.  scheduled network maintenance and scheduled outages;

          2. outages caused by, related to, or extended as a result of your actions; and

          3.  outages due a Force Majeure event.

          If the SSA rate for a specific site, measured monthly, falls below 98.5%, we shall take immediate and necessary action to improve the performance. If the measured SSA rate for the site is not improved above 98.5% with the intent to meet the 99.5% objective within the next two months, we shall provide you a credit of $1,500.00 for each month thereafter for that site until such time as the measured SSA rate is improved above 99.5%.

          Except for your right of termination provided for in Section 6.7.1, this is your sole remedy for our failure to meet the SSA objective.

          The OSA objective is defined as the combined availability of the Service components, including the modem and server components, and network connections to Yorktown. The OSA rate shall be an average of all the SSA rates. We shall measure and report the monthly OSA.

          If the OSA rate, measured monthly, falls below 98.7%, we shall take immediate and necessary action to improve the performance. If the measured OSA rate is not improved above 98.7% with the intent to meet the 99.5% objective within the next two months, we shall provide you a credit of $25,000.00 for each month thereafter until such time as the measured OSA rate is improved above 98.7%. Except for your right of termination provided for in Section 6.7.1, this is your sole remedy for our failure to meet the OSA objective.

          We shall be allowed a system-wide weekly maintenance window. The weekly maintenance window shall occur initially Sunday mornings from 3:15 to 4:45 Eastern time. This initial period may be changed upon your prior written consent. Additionally, there shall be an allowance for scheduled outages at each site for us to perform maintenance/upgrade work: allowing each site two outages annually each up to three hours in duration. We shall provide you with advance notice of sites scheduled for upgrade/maintenance activity, and we shall use reasonable efforts to schedule such upgrade/maintenance activity for a time other than 5 pm to midnight, local site time.

          We shall review anticipated changes in the network maintenance window with you. You and we shall cooperate to accommodate a necessary change in the network maintenance window and the business impact on you.

          We shall not be precluded from performing unscheduled maintenance as we may deem necessary. In such instances we will use reasonable efforts to notify you at least 48 hours in advance. For purposes of the SSA and OSA rate calculations, these will be considered unscheduled outages.

     6.2.3  Transit Delay
            -------------

          The TD is represented as the actual time for a 56 byte message, called a sample ping, to travel round trip between two specific routers in the network under normal prime time conditions.

          Using the sample ping referred to in Section 6.2.2, we will measure the TD on a periodic basis, but no less than every 10 minutes. The ping sampling interval is subject to change over time but in no event shall exceed 30 minutes. We will average all the samples in a given month to determine the overall average TD, and will report that to you.

          If we fail to meet the monthly TD objectives, you will notify us in writing. If we continue to fail to meet the TD objectives for two months, then we shall provide you a credit of $25,000.00 for each month thereafter until such time as the measured TD meets the objectives. Except for your right of termination provided for in Section 6.7.1, this is your sole remedy for our failure to meet the TD objectives.

          In an instance where the monthly forecast for 20% of the sites is invalid, then the TD objective shall not be applicable for that period.

6.3  OUR OTHER RESPONSIBILITIES
     --------------------------
     We will:

     1. provide you with a number for your operations group or customer service group to contact our help desk support, which shall be available 24 hours a day, 7 days a week, and staffed adequately to handle all inquiries within 60 seconds of receipt;

     2. provide you with standard monthly, or in the case of SDGS weekly, reports that we produce that are related to the Services provided under this Agreement, including reports describing the results of the tests for each of SDGS, SSA, OSA and TD, and reports relative to availability and traffic statistics within ten days of the end of the immediately preceding month, which reports will show by site, the total connect hours, time of peak busy hour per site, average peak busy hour percentage and distribution of traffic by hour of day;

     3. provide you with a monthly report detailing the status of network upgrades and expansions within ten days of the end of the immediately preceding month;

     4. maintain the components, programs, equipment and materials we provide under this Agreement; and

     5. provide you with read only terminal access to our network management system so you can verify operational status of all network modems and components.

6.4  YOUR OTHER RESPONSIBILITIES
     ---------------------------
     You agree:

     1. to be responsible for supporting your Subscribers directly through your help desk. Your operations group or customer service group will contact our help desk in regard to any reported problems with the Service being provided by us;

     2. to be responsible for ensuring that your software can and will log-off each Subscriber after no activity by each Subscriber for 30 minutes ("Time Out Function");

     3. to be responsible for ensuring that for Prodigy Internet Services your software will not allow multiple User Identifications associated with any Prodigy Internet Subscriber to gain simultaneous access to the Services ("Simultaneous Prohibition Function"); and

     4. upon written request by us audit each of the Time Out Function and Simultaneous Prohibition Function up to five audits per each 12 month period. Within 15 days of receiving a written audit request you will delivery a written audit report to us. If the audit shows noncompliance with the Time Out Function or Simultaneous

  Confidential materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omission.

          Prohibition Function, as the case may be, the Maximum Monthly Usage Charge (as provided in Section 6.5.1) shall not be applicable to any time period from the date of the last audit showing compliance until the date you cure such noncompliance.


6.5  CHARGES
     -------

     6.5.1  Monthly Usage Charges
            ---------------------

     With respect to usage, you agree to pay us for the Services based on the total number of monthly connect hours of your Subscribers using the Services times the applicable rate per hour in the following schedule (the "Hourly Usage Charge"), subject to the Minimum Monthly Usage Charge (lower limit) described below

     Hourly Usage Charge Rate Schedule:

     January 1, 2000 through December 31, 2001    [**] per hour

     You will pay us the greater of the applicable Hourly Usage Charge or the Minimum Monthly Usage Charge.

     Minimum Monthly Usage Charge:

     $4,000,000 per calendar month for the period from July 1, 1999 through June 30, 2000

     $4,500,000 per calendar month for the period from July 1, 2000 through December 31, 2001

     In any month, if the Hourly Usage Charge is not equal to or greater than the applicable Minimum Monthly Usage Charge, you agree to pay us the applicable Minimum Monthly Usage Charge as set forth above.

     For example (assumption:  no other amounts were due)

          Hourly Usage Charge:
               [**] times Total Number of Hours
                    If in January 2000 your actual total connect hours were 15,000,000, the Hourly Usage Charge for July would be [**] times 15,000,000 = [**]

          Minimum Monthly Usage Charge:

  Confidential materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omission.

                    The Minimum Monthly Usage Charge you will be required to pay for Subscriber connect services is set forth in the paragraph above.
                    January 2000: $4,000,000.


     For purposes of determining connect hours, the sequence of a call is as follows: The dial port goes off hook, modem synchronization, protocol management, call routed, Prodigy authentication, session live while user performing tasks, user initiates end of session or the session otherwise ends, eventually resulting in modem off-line and session termination (carrier dropped). We will aggregate the total time of all calls, rounded up by city to the nearest hour. The length of each individual call will be calculated from the time the port goes off hook to session end (modem off-line), rounded up to the nearest second.

     6.5.2  Other Monthly Charges
            ---------------------

          In addition to the charges provided in Section 6.5.1 above, you agree to pay us each month for the following, which is dedicated for your exclusive use and provided you approve of such use in writing:

     1. for each NAP connection at a rate of [**] per month for each DS3 connection, at our choice of location, as are necessary for supporting your Subscribers,

     2. for all remote and proxy server connections at a rate of [**] per month for each EtherNet connection at each remote and proxy server location,

     3. for servers which you require in addition to those installed as of the date hereof, an amount for the acquisition, installation, operation and maintenance of hardware and software for such server, at our total cost plus 10% (including applicable sales tax).

     4. If you ask usor no later than August 31, 1997 to assume or provide any network related service obligations, not specifically disclosed in this Agreement, including its Exhibit and Schedules ("Supplemental Obligations"), we will assume such Supplemental Obligations in consideration for payment to us of our total cost plus 10% (including applicable sale tax); provided that, such cost plus 10% pricing shall not, be applicable to any increase or variations in Supplemental Obligations, and the parties shall mutually agree on pricing for any such increase or variation.

     6.5.3  Payment Terms
            -------------

          Except as provided in the Transition Services Agreement while it is in effect, you agree to pay us the applicable Minimum Monthly Usage Charge (plus any other fixed charges) by the end of the calendar month that we provide the Service, whether or not you receive an invoice for such charges, and to make payments to us by wire funds transfer or other mutually agreed to electronic means to an account specified by us. For all other charges, we shall make reasonable efforts to provide invoices on or before the tenth day of the month following the monthly period being invoiced and you agree to pay such invoices within 30 days of the invoice date. If you do not make payments to us by their applicable due dates, you agree to pay us a service charge equal to the lesser of 1.5% per month or the maximum allowable rate under applicable law on each unpaid amount. You agree to pay charges for all Service usage you or Subscribers incur by any means, including providing a User Identification to access a Service. You are responsible for charges and damages resulting from misuse of User Identifications.

          Applicable taxes, such as sales, use or excise taxes are not included in the above charges, and you will be invoiced for taxes payable by you but required by law to be collected by us, but taxes shall not include line access or similar telecommunications based charges. We shall be responsible for payment of sales, use, property and other taxes on machines, software, or goods and services used or furnished by us for our own use in providing the Services to you. All taxes incurred in connection with our upgrading of the network to ATM switching, or any other upgrade, whether mandatory or voluntary, shall be our sole responsibility.

          You shall be responsible for sales, use, property and other taxes on machines, software, or goods and services provided by you.

          All pricing for dial access covers speeds up to 56K bps. All pricing of higher speed Service is subject to negotiation and agreement between the parties.

     6.5.4  Global Service Provider
            -----------------------

     1. Sixty days after receiving a written request from Prodigy that it provide separated billing to satisfy regulatory requirements implicated by Prodigy's merger with or acquisition by a company that owns Bell Operating Companies, Splitrock will begin showing separate line items on the bills that it conveys to Prodigy. The first line item will be for inter-LATA information services and any underlying inter-LATA telecommunications that Splitrock may be providing. The second line item will be for all other services rendered to Prodigy by Splitrock.

     2. Splitrock will determine what proportion of its services are attributable to inter-LATA information services and any underlying telecommunications, and will

  Confidential materials omitted and filed separately with the Securities and
               Exchange Commission.  Asterisks denote omission.

          communicate to Prodigy the formula that Splitrock uses in making that determination so that Prodigy can reflect that allocation on bills that Prodigy renders to Prodigy's end user customers.

     3. Prodigy may direct Splitrock to offer its inter-LATA information and underlying telecommunications for resale by a third-party global service provider, with the understanding that this third-party global service provider will then bill Prodigy's end users for its global service provision through Prodigy's billing mechanism. Under this billing method, the bills that Splitrock renders to the third-party global service provider will be payable by the global service provider within three days, and Splitrock may require Prodigy to purchase such accounts receivables at full face value within four days after Splitrock renders such bills to the third-party global service provider.

     4. Alternatively, if Prodigy and Splitrock mutually agree, Splitrock may bill Prodigy's end users for inter-LATA information services and any underlying telecommunications, using Prodigy as a billing agent who will direct-bill its end users for such services and remit the amounts billed to Splitrock. When using this billing method, Splitrock may in its sole discretion direct Prodigy to purchase at face value all accounts receivables that will be owed to Splitrock by Prodigy's customers at the end of each current monthly billing cycle. Splitrock may require Prodigy to purchase such accounts receivables within three days after Splitrock renders its bill to Prodigy for such services. Prodigy may list Splitrock's inter-LATA charges as a separate line item on a combined monthly bill that Prodigy sends to end user customers, and may identify Splitrock as a global service provider providing inter-LATA information services and underlying telecommunications.

     5. Splitrock will independently determine the price for its provision of inter-LATA information services and underlying telecommunications; however, the overall amounts that Prodigy pays Splitrock every month will be the greater of the following two amounts:

          a. [**] multiplied by the number of hours of Splitrock's service used by all Prodigy end user subscribers or Prodigy personnel or agents of Prodigy, or

          b. Four million dollars ($4,000,000.00) for each month ending after the execution date of this agreement through the month ending on June 30, 2000, and four and one-half million dollars ($4,500,000.00) for each month thereafter through the month ending on December 31, 2001.

   Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omission.

     5. The effects of these provisions are illustrated by the following example:

          18,695,652  Number of hours in hypothetical month

          [**] Overall amount that Prodigy must pay to Splitrock [**] times 18,695,652.

          [**] Amount ascribed by Splitrock to inter-LATA information services and underlying telecommunications and billed as such to end users, as a separate line item on bills rendered to end users by Prodigy or a third-party global service provider (allocation may vary in Splitrock's sole discretion)

          [**] Amount collected by Prodigy or a third-party global service provider from end users for inter-LATA information services and underlying telecommunications (assumes that [**] of [**] is non-collectible)

          [**] Amount that Prodigy pays Splitrock for its accounts receivable from end users or a third party global service provider (i.e., Prodigy absorbs cost of non-collectibles)

          [**] Amount that Prodigy pays Splitrock for all services other than inter-LATA informations services and underlying telecommunications ([**] minus [**])


          [**] Total amount that Prodigy pays Splitrock for this hypothetical month's usage ([**] for inter-LATA information services and underlying telecommunications plus [**] for other services)

6.6  FORECASTS
     ---------

     At the beginning of each quarter, you shall supply us with a rolling 15-month forecast consistent with your business model:

     1.   hours of traffic for each site for each month of the forecast,

     2.   time of peak busy hour for each site,

     3. average peak busy hour percentage for each site for each month of the forecast,

     4.   distribution of traffic by hour of day across all sites, and

     5.   average session length across all sites.

     We shall use this information to perform capacity planning for the Services provided under this Agreement.

     For purposes of determining if a forecast is valid or invalid, the fourth, fifth and sixth month of a forecast shall be recorded and saved and then compared against the actual. The forecast for the specified month compared against the actual is valid if the actual peak hours are no more than 15% greater than the forecasted peak hours. If the actual peak hours are more than 15% greater than the forecasted peak hours, then the forecast for the month is invalid and the SDGS objective does not apply for that month. For any month in which a forecast is invalid, we shall not be responsible for SDGS or TD objectives for the subject forecast period.

6.7  CHANGES AND DEFAULT
     -------------------

     6.7.1  Undesirable Conditions
            ----------------------

          If any of the following undesirable events occurs for two consecutive months or four months out of a twelve-month period, you may terminate this Agreement upon 45 days written notice to us ("Notice of Termination"):

          SDGS below P.05 for 30% or more of the sites
          SSA below 95% for 30% or more of the sites
          OSA below 95%
          TD above 250 millisecond monthly average, and 500 milliseconds monthly average for Alaska and Hawaii.

          For SDGS and SSA undesirable condition calculations, a site is deemed to be meeting its service level objective during any period of time when the corresponding service level objective is not applicable. For OSA and TD, an undesirable condition shall not apply during any period of time when the corresponding service level objective is not applicable.

          If you desire to terminate this Agreement because of any of the foregoing undesirable conditions, you must give us a Notice of Termination within 30 days of receiving the monthly report that gives rise to your right of termination. If you do not exercise your right of termination within such 30 day period and in the next month the applicable undesirable condition no longer exists, then you waive any right of termination for the applicable time period and this Agreement shall remain in full force and effect.

          Upon Notification of Termination, we shall provide reasonable transition assistance to you, for a period of up to six months, and no termination adjustment charge or service level credits shall apply, nor shall any Minimum Monthly Usage Charges apply after the effective date of termination.

     6.7.2  System Wide Failure
            -------------------

     If 50% of the point of presence sites are failing to provide access or Services for forty eight consecutive hours, then you have the right to enter our premises to operate our network assets and direct our employees, as is necessary to cure such failure, and we shall reimburse you for any reasonable expense you incur in doing so. We will cooperate with your efforts in restoring service to the network. You shall also have the right to terminate in accordance with the termination provisions within Section 6.7.1.

     6.7.3  Financial Related Defaults
            --------------------------

     The occurrence of any of the following events shall constitute an Event of Default (herein so called) hereunder:

     1.   If we shall fail to perform any of our obligations and covenants under
          Section 1.14; or

     2. If you, in good faith, after reviewing any document or report required to be delivered under Section 1.14, believe that there has been a material and adverse change in our business operations and conditions, financial or otherwise, which in your reasonable opinion will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of us or you.

     Remedies
     --------

     Upon the occurrence of an Event of Default in this Section 6.7.3, you shall have the right, at your option, to initiate an alternative dispute resolution by the procedures set forth in Section 6.12. If the dispute is not resolved by mediation, the arbitrators will be instructed to determine whether or not we, in their judgement, are capable of performing our obligations under this Agreement. A decision shall be rendered within three days of the conclusion of mediation or arbitration, as appropriate.

     We will respond within three business days to any reasonable request for information made by the arbitrators.

     If the arbitrators' judgment is that we are not capable of performing our obligations under this Agreement for the twelve month period after the arbitrators render their decision, then you shall have the right, in your sole discretion, to elect either (i) to terminate this

     Agreement, without penalty, and to be relieved of the Minimum Monthly Usage Charges, or (ii) to enter our premises to operate our network assets and direct our employees to the extent necessary to operate the network until the end of the Initial Term of this Agreement, and we shall reimburse you for any reasonable expenses you incur in doing so.

     6.7.4  Default (other than for Sections 6.7.1, 6.7.2 or 6.7.3)
            -------------------------------------------------------

          This Section 6.7.4 applies to defaults, other than for the events described in Sections 6.7.1, 6.7.2 and 6.7.3.

          In the event that either party materially defaults in the performance of any of its duties or obligations under this Agreement (other than your failure to make timely payments due to us) and does not substantially cure such default within 60 days after being given written notice specifying the default, then the party not in default may, by giving written notice to the defaulting party, terminate this Agreement (herein termination "for cause").

          In the event you do not make any payment of the Minimum Monthly Usage Charge or Hourly Usage Charge due to us on the due date, then we may terminate this Agreement 45 days after we give you written notice of such default and provided that we did not receive good funds for such overdue payment within the 45 day time period. In the event that you do not make any other payment due to us within 30 days of your receipt of an invoice, and such failure is not remedied within 60 days after we give you written notice of nonpayment (the "Cure Period") then we may terminate this Agreement upon the expiration of the Cure Period.

          In the event that you are in default (for reasons other than failure to make timely payments due to us) and we elect to terminate this Agreement, then you may request an extension of this Agreement of up to six months as a transition period, provided that we, in our discretion, agree to provide such an extension.

          In the event that you terminate this Agreement because we are in material default for reasons other than as described in Section 6.7.1 then we will provide reasonable transition assistance to you, for a period of up to six months and no termination adjustment charges or service level credits shall apply.

          If you terminate this Agreement (except for cause), or if we terminate this Agreement for cause, you shall pay us a termination adjustment charge of $3,000,000 (in addition to the monthly charges through December 31, 2001 as provided in Section 6.5.1) if terminated during the Initial Term of the Agreement. Payment is due and payable upon the date termination notice is given and all other terms and conditions of this Agreement shall remain in full force and effect until the end of the Initial Term, including without limitation, section 6.5.1

6.8  OTHER TERMS
     -----------

     You will not be allowed to test or repair our dial network, except as provided in Section 6.7.2., and except to send your own sample pings similar to that described in Section 6.2.3.

6.9  AUDITING PROCEDURES
     -------------------

          We shall maintain true and accurate accounting records, in accordance with sound accounting practices, to support the dial connect charges payable to us by you. We shall, upon 30 days' prior written request, during normal business hours, but not more frequently than once each calendar quarter, provide access to the connect hour accounting records associated only with the provision of the Service for the immediately preceding one-year period to an independent accounting firm chosen and compensated by you for the purposes of auditing the accuracy of the calculation of the dial connect charges. The accounting firm selected shall: be required to sign an agreement with us protecting our confidential information, perform such audit on our premises, and such other locations reasonably necessary to conduct a proper audit, comply with our security procedures, and be authorized by us to report only the results of such audit and provide us with a copy of the report.

          In the event that the audit shows you owe an amount to us, we will invoice you for such amount within the next two monthly billing cycles.

          In the event that the audit shows a credit due to you, we will process such credit including the cost of the audit (but such costs shall not exceed the credit), excluding travel and per diem charges, plus interest at the prime rate on the entire amount until paid in full within the next two monthly billing cycles, provided that we do not disagree with the audit report. If we disagree with the audit report, we may select an independent accounting firm, compensated by us, to perform an audit on the same information provided to the firm selected by you. We shall provide you a copy of the report commissioned by us. In the event that the audit reports disagree on the credit due to you, the credit due to you will be determined by averaging the results of the two audit reports.

6.10 PRIMARY PROVIDER
     ----------------

          We shall be your Primary Provider of Services. You shall be free to make agreements with third parties for Services, provided you shall not seek or accept any bids for Services to replace our Services in their totality.

          You shall negotiate with us in good faith for any new service which we have the ability, capacity and interest to provide. You shall be free to offer new, experimental and other access including without limitation, ADSL, cable access, modified cable access including dial up, satellite access, roaming (e.g. Aimquest), Web TV, access bundled with content of other applications, agreements with regional bell operating companies or long distance companies as marketing partners ("Other Business); provided that, at least thirty days prior to your entering into any agreement or arrangement for Other Business, you will use good faith efforts to deliver to us on a confidential basis any business plan changes, projections, draft agreements and other documents describing such Other Business, to the extent available, and meet with us to discuss such Other Business.

          You shall not offer Other Business that would result in a material increase in our costs unless we both agree on the amount of increased revenues which will bear a reasonable relationship to such increase in our costs; provided that, if we cannot agree on the amount of such increased revenues, we shall have no obligation to provide our Services required for such Other Business.

6.11 ADDITIONAL SERVICES AND PRODUCTS
     --------------------------------

          You may request us to provide you services, products or enhancements which are not the subject of this Agreement, which include services, products or enhancements which we provide to other customers. If we provide such services, products or enhancements, we agree that we will offer you a price for such services or products which is no higher than the price we charge any other party for the same services, products or enhancements; provided, however, that you will not be entitled to receive this price treatment with respect to any product, service or enhancement which we have developed for another party, or which we consider to be proprietary.

          If you request us to develop a new product, service or enhancement for your use and we agree to develop such product or service, then we will charge you a price which will include a profit to us.


6.12 ALTERNATIVE DISPUTE RESOLUTION
     ------------------------------

          In the event of a dispute between you and us arising out of or relating to this Agreement, or the breach thereof, you and we shall submit the dispute to nonbinding mediation and shall make a good-faith effort to resolve the dispute through the mediation process. In the event the dispute is not resolved through mediation within 30 days following written notice by one party that it desires to enter into mediation, then such dispute shall be resolved exclusively and finally by binding arbitration by three arbitrators who will be appointed and will act as follows:

          The party requesting arbitration shall, simultaneously with such request, appoint one arbitrator and shall notify the other of such appointment together with such arbitrator's acceptance. Within 30 days from the receipt of such notice, the other party shall appoint another arbitrator and shall notify the requesting party of such appointment together with the second arbitrators acceptance. The third arbitrator, who shall act as chairman of the arbitration panel, shall be appointed by the other two arbitrators within the following 30 days. In the event either party fails to appoint an arbitrator or in the event no agreement is reached between the two arbitrators as to the appointment of the chairman of the arbitration panel in accordance with the foregoing provisions, such arbitrator or arbitrators shall be appointed, upon application by the interested party, by the American Arbitration Association (AAA).

          The arbitrators shall apply the arbitration rules of the AAA.

          The award of the arbitrators shall be final and shall not be subject to any appeal or challenge whatsoever. The arbitrators will not be required to file their award with any body or authority whatsoever. In the event arbitration proceedings are initiated under this section, pending such proceedings and until a final award is rendered pursuant thereto, any subsequent controversy arising between the parties shall be exclusively submitted for final decision by the arbitrators in the arbitration proceedings already pending. The arbitrators shall be instructed by the parties to include an award for reasonable attorneys' fees, arbitrators' fees, expert witnesses, travel and other costs incurred.

          If a dispute arises out of an alleged breach of this Agreement (other than your failure to make timely payments due to us), then you and we agree to continue to perform our respective obligations under this Agreement until an agreement is reached through mediation or the arbitrators render a decision, whichever is applicable.


PART 7 - MISCELLANEOUS
-------------------------------------------------------------------------------

7.1  PUBLICITY
     ---------

     Each party will (i) consult with the other party before issuing any public statement with respect to this Amendment and (ii) give the other party a reasonable opportunity to review and comment upon any such proposed public statement before it is released.

7.2  AMENDMENT
     ---------

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Prodigy and Splitrock.

7.3  COUNTERPARTS
     ------------

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Second Amendment.

7.4  ENTIRE AGREEMENT
     ----------------

     This Restated and Amended Agreement constitutes the entire agreement and understanding between the parties except for that certain Indemnity Agreement dated February 13, 2000, which is incorporated herein by reference. Any amendments to this Agreement must be in writing and executed by both parties.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first written above.

PRODIGY COMMUNICATION                    SPLITROCK SERVICES, INC.
CORPORATION



By: /s/ Andrea Hirsch                    By: /s/ William R. Wilson
   --------------------------               ------------------------------
Name:  Andrea Hirsch                     Name:  William R. Wilson
Title: EVP General Counsel               Title: President and Chief Executive
                                                Officer

                       APPENDIX A-1


CITY                          ST           OLD ATT Number
-------------------------------------------------------------
Ames                     IA                      515.239.3902
-------------------------------------------------------------
Dubuque                  IA                      319.557.5802
-------------------------------------------------------------
Sioux City               IA                      712.274.6202
-------------------------------------------------------------
Carbondale               IL                      618.351.4802
-------------------------------------------------------------
Champaign/Urbana         IL                      217.351.1302
-------------------------------------------------------------
Danville                 IL                      217.431.9602
-------------------------------------------------------------
Decatur                  IL                      217.421.1502
-------------------------------------------------------------
Freeport                 IL                      815.266.7902
-------------------------------------------------------------
Normal/Bloomington       IL                      309.888.2402
-------------------------------------------------------------
Quincy                   IL                      217.221.0602
-------------------------------------------------------------
Springfield              IL                      217.793.7182
-------------------------------------------------------------
Hibbing                  MN                      218.262.7172
-------------------------------------------------------------
Mankato                  MN                      507.386.4602
-------------------------------------------------------------
Butte                    MT                      406.494.8612
-------------------------------------------------------------
Helena                   MT                      406.443.8102
-------------------------------------------------------------
Missoula                 MT                      406.542.6302
-------------------------------------------------------------
Harrisonburg             VA                      540.574.7002
-------------------------------------------------------------
Pullman                  WA                      509.334.8202
-------------------------------------------------------------
Laramie                  WY                      307.721.0502
-------------------------------------------------------------
                                                (307)721-4970
-------------------------------------------------------------